Exhibit 99.1

Corporate Office 7700 France Avenue South, Suite 275 Edina, MN 55435 Phone: 952.893.3200 Fax: 952.893.0704 www.uhs.com

CONTACT:	Rex Clevenger
Executive Vice President and Chief Financial Officer
Universal Hospital Services, Inc.
(952) 893-3254

UNIVERSAL HOSPITAL SERVICES, INC. ANNOUNCES 2009 FIRST QUARTER RESULTS

Edina, Minn.— (BUSINESS WIRE)— May 13, 2009 — Universal Hospital Services, Inc. (“UHS”), a leading nationwide provider of medical equipment outsourcing and lifecycle solutions to the United States health care industry, today announced financial results for the quarter ended March 31, 2009.

Total revenues were $73.9 million for the first quarter of 2009, representing a $1.5 million, or 2% decrease from total revenues of $75.4 million for the same period of 2008.

Net loss for the quarter was $4.8 million, compared to a net loss of $3.2 million for the same quarter last year.

First quarter Adjusted EBITDA was $29.2 million, representing a $2.1 million, or 7% decrease from $29.2 million for the same period of 2008.

“While 2009 first quarter revenues were down slightly from record, flu-driven levels in the first quarter of 2008, we are on track for yet another year of positive growth at UHS,” commented Gary Blackford, Chairman and CEO of UHS.  “Our enhanced service offering are just what the doctor ordered in these difficult economic times. We are helping our customers reduce capital and operating expenses, improve caregiver productivity and satisfaction, and drive better patient safety and outcomes.”

UHS will hold its quarterly conference call to discuss 2009 first quarter results on Thursday, May 14, 2009, at 9:00 a.m. Eastern Time (8:00 a.m. Central Time).

To participate, call (800) 734-8582 and advise the operator you would like to participate in the UHS 2009 First  Quarter call with Gary Blackford. A taped replay of this call will be available from 11:00 a.m. Eastern Time on May 14 through 11:00 a.m. Eastern Time on May 21 by calling (800) 633-8284; enter reservation #21424861.

UHS will also use a slide presentation to facilitate the conference call discussion.  A copy of the presentation may be obtained via the company’s website at www.uhs.com in the “Financials” section.

About Universal Hospital Services, Inc.

Universal Hospital Services, Inc. is a leading nationwide provider of medical equipment outsourcing and lifecycle solutions to the United States health care industry.  UHS offers comprehensive solutions that maximize utilization, increase productivity and support optimal patient care resulting in capital and operational efficiencies. UHS currently operates through more than 80 offices, serving customers in all 50 states and the District of Columbia.

Universal Hospital Services, Inc.

7700 France Avenue South, Suite 275

Edina, MN  55435

952-893-3200

www.uhs.com

Adjusted EBITDA Reconciliation.  Adjusted EBITDA is defined by UHS as Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) before management, board, and strategic fees, other, stock option expense, FAS 141 impact, loss on extinguishment of debt and transaction and related costs, which may not be calculated consistently among other companies applying similar reporting measures.  EBITDA and Adjusted EBITDA are not intended to represent an alternative to operating income or cash flows from operating, financing or investing activities (as determined in accordance with generally accepted accounting principles (“GAAP”)) as a measure of performance, and are not representative of funds available for discretionary use due to UHS’ financing obligations.  EBITDA is included because it is a widely accepted financial indicator used by certain investors and financial analysts to assess and compare companies and is an integral part of UHS’ debt covenant calculations, and Adjusted EBITDA is included because UHS’ financial guidance and certain compensation plans are based upon this measure.  Management believes that Adjusted EBITDA provides an important perspective on the company’s ability to service its long-term obligations, the company’s ability to fund continuing growth, and the company’s ability to continue as a going concern.  A reconciliation of operating cash flows to EBITDA and Adjusted EBITDA is included below.

	1st Quarter
$ in Millions	2008	2009
Net Cash provided by Operating Activities	$18.9	$18.6
Changes in Operating Assets and Liabilities	(1.3)	(2.3)
Other and Non-Cash Expenses	0.5	0.7
Income Tax Expense	(2.0)	(3.1)
Interest Expense	11.6	11.7
EBITDA	27.7	25.6
Management, Board, & Strategic Fees	0.2	0.3
Stock Option Expense	0.6	0.6
FAS 141 Impact	0.7	0.6
Adjusted EBITDA	$29.2	$27.1

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Universal Hospital Services, Inc. believes statements in this presentation looking forward in time involve risks and uncertainties based on management’s current views and assumptions.  Actual events may differ materially.  Please refer to the cautionary statement regarding forward-looking statements and risk factors that appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which can be accessed at www.UHS.com under “Financials.”